Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUABOUNTY TECHNOLOGIES, INC.

AQUABOUNTY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”) hereby certifies that:

1.    A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED, that Section 4(a) of the Third Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“(a)     The Corporation is authorized to issue two (2) classes of stock to be designated Common Stock and Preferred Stock. The Corporation is authorized to issue Two Hundred Million (200,000,000) shares of Common Stock, with a par value of One Tenth of One Cent ($0.001) per share, and Forty Million (40,000,000) shares of Preferred Stock, with a par value of One Cent ($0.01) per share.

(i)     Reverse Stock Split. Effective upon the effective time of this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), without any further action on the part of any stockholders of the Corporation, a reverse stock split of the Corporation’s outstanding Common Stock shall be effected whereby each thirty (30) shares of issued and outstanding Common Stock shall be reconstituted and exchanged for one (1) share of Common Stock (the “Reverse Stock Split”).

(ii)     No Fractional Shares. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder of Common Stock shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional shares to such holder. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of any fractional shares, such fractional shares shall be increased to the next higher whole number of shares.

(iii)    Stock Certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified pursuant to the foregoing provisions hereof, provided, however, that each holder of record of a certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Common Stock shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified pursuant to the foregoing provisions hereof.

(iv)    Authorized Share Capital; Par Value. The authorized share capital of the Corporation and the par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.”

2.    This Certificate of Amendment of Third Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m., Eastern Time, on January 5, 2017.

IN WITNESS WHEREOF, the undersigned have signed this certificate this 4th day of January 2017, and hereby affirm and acknowledge under penalty of perjury that the filing of this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation is the act and deed of AquaBounty Technologies, Inc.

AQUABOUNTY TECHNOLOGIES, INC.: /s/ David A. Frank Name: David A. Frank Title: Chief Financial Officer & Treasurer
ATTEST: /s/ Christopher H. Martin Name: Christopher Martin Title: General Counsel & Secretary